Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

EXHIBITS 5 AND 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

February 10, 2023
Xponential Fitness, Inc. 17877 Von Karman Avenue Suite 100 Irvine, CA 92614

Ladies and Gentlemen:

Xponential Fitness, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333- 269336) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including 5,750,000 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”) as described in the Registration Statement to be sold pursuant to the Underwriting Agreement dated February 7, 2023 (the “Underwriting Agreement”) by and among the Company, Xponential Intermediate Holdings, LLC, a Delaware limited liability company, BofA Securities, Inc. and Jefferies LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), and the selling stockholders named in Schedule B thereto (the “Selling Stockholders”). The Common Stock includes 750,000 shares that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Common Stock has been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the States of New York and California and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP